STOCK OPTION AMENDING AGREEMENT

THIS STOCK OPTION AMENDING AGREEMENT is made as of December 5, 2003

BETWEEN:

IMAGIS TECHNOLOGIES INC., a body corporate at Suite 1630 –1075 West Georgia Street, Vancouver, British Columbia, V6E 3C9

(the "Company")

OF THE FIRST PART

AND:

Roy Trivett, of 2683 Country Woods Dr., Surrey, British Columbia, V3S 0E6, Canada

(the "Optionee")

OF THE SECOND PART

WHEREAS:

1. The Optionee is a Consultant and Director of the Company;

2. The Company granted the Optionee an option to purchase up to 55,556 common shares in the capital stock of the Company at a price of $10.58 per share exercisable on or before March 4, 2007 in accordance with the terms of that certain Stock Option Agreement dated March 4, 2002, between the Company and the Optionee (the "Stock Option Agreement");

3. The parties hereto have renegotiated the exercise price of $10.58 per share as described in the Stock Option Agreement to $0.78 per share;

NOW THEREFORE THIS AGREEMENT witnesses that in consideration of the premises and of the sum of $1.00 now paid by the Optionee to the Company and for other good and valuable consideration, the Company and the Optionee have agreed as follows:

1. The Stock Option Agreement is hereby amended by altering the exercise price of the Option (as defined in the Stock Option Agreement) from $10.58 per share to $0.78 per share.

2. The Stock Option Agreement as amended hereby is hereby ratified, confirmed and approved.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as to the day and year first above written.

IMAGIS TECHNOLOGIES INC.

Per: ______________________
Authorized Signatory

Per: ______________________
Authorized Signatory

Signed, Sealed and Delivered by _____ _________ in the presence of:

____
Witness (Signature)

L. TSIROPOULOS
Name (Please print)

254 2175 Salal Dr
Address

Vancouver BC
City, Province

____
Roy Trivett